Exhibit 99.1

Alico, Inc. Announces Fiscal Year 2014 Fourth Quarter and Annual

Financial Results

Fort Myers, FL, December 2, 2014 — Alico, Inc. (“Alico”) (NASDAQ:ALCO), an American agribusiness and land management company, today announced financial results for the fourth quarter and year ended September 30, 2014.

Fiscal Year 2014 Fourth Quarter Results

Historically, our agriculture operations have been seasonal in nature with the second and third quarters producing a majority of our annual revenue and the first and fourth quarter producing less revenue.

For the fourth quarter of fiscal year 2014, total operating revenue was $7.5 million as compared to $6.7 million for the fourth quarter of fiscal year 2013, an increase of 11.9%. The increase in operating revenue was due to an increase in cattle sale revenue from an increase in price per pound of 30.3%.

Total operating expenses for the fourth quarter of fiscal year 2014 were $4.4 million as compared to $4.9 million for the fourth quarter of the fiscal year 2013, a decrease of 10.2%. The decrease in operating expenses is primarily attributable to reduced third party activity for Alico Fruit, consistent with the previous two quarters.

Gross profit for the fourth quarter of fiscal year 2014 was $3.1 million compared to $1.8 million in the fourth quarter of fiscal year 2013, an increase of $1.3 million or 72.2%, due primarily to cattle sale increases.

Corporate and general and administrative expenses for the fourth quarter of fiscal year 2014 totaled $3.8 million compared to $3.2 million in the fourth quarter of fiscal year 2013, an increase of $0.6 million or 18.8%. This increase is primarily attributable to $0.4 million of costs incurred related to change in control and $0.4 million related to professional fees for business development.

Net income applicable to common stock for the fourth quarter of fiscal year 2014 was $3.6 million, or $0.48 per diluted share, compared to net income of $11.8 million, or $1.60 per diluted share, in the fourth quarter of fiscal 2013. The decrease in net income is primarily due to the non-recurring sale of a conservation easement on approximately 11,600 acres of land in Hendry County, Florida to the U.S. Department of Agriculture, through its administering agency, the Natural Resources Conservation Service, for $20.7 million in fiscal year 2013 resulting in a $20.3 million gain. The Company paid a fourth quarter cash dividend of $0.06 per share on its outstanding common stock on October 15, 2014 to shareholders of record on September 30, 2014. Additionally, the Board recently declared a fiscal 2015 first quarter dividend of $0.06 per share on its outstanding common stock to be paid to shareholders of record as of December 31, 2014, with payment expected on January 15, 2015.

Adjusted EBITDA (defined as net income excluding interest expense, income taxes, depreciation and amortization, change in control of the Company, business development and gain/loss on real estate) for the fourth quarter of fiscal year 2014 was $1.1 million as compared to $2.0 million for the fourth quarter of fiscal year 2013, a decrease of $0.9 million. A reconciliation of Adjusted EBITDA to net income is provided at the end of this release.

Fiscal Year 2014 Annual Results

Total operating revenue was $88.7 million for the year ended September 30, 2014, compared to $101.7 million for fiscal year 2013, a decrease of $13.0 million or 12.8%. Income from operations for fiscal year 2014 was $7.9 million as compared to $11.9 million for fiscal year 2013, a decrease of 33.6%.

Citrus Grove revenue in fiscal year 2014 totaled $47.1 million compared to $43.7 million in fiscal year 2013, an increase of approximately 7.8% due to a higher market price per pound solid. Citrus Grove gross profit increased to $16.9 million in fiscal year 2014 compared to $12.2 million in fiscal year 2013, an increase of 38.5%, as a result of a higher market price per pound solid. Cost of sales represents the cost of maintaining our citrus groves for the preceding calendar year and generally does not vary in relation to production. Cost of sales increased to $20.2 million in fiscal year 2014 versus $19.8 million in fiscal year 2013. Harvesting and hauling represents the cost of bringing citrus products to market and varies based upon the number of boxes produced and is the primary component of the remainder of the segment’s operating expenses.

Alico Fruit had revenue of $12.4 million for fiscal year 2014 as compared to $28.4 million for fiscal year 2013, a decrease of approximately $16.0 million or 56.3%, due primarily to a management decision to reduce the number of external boxes handled.

Improved Farmland revenue, which includes the results of our Sugarcane operations, was $20.4 million for fiscal year 2014 as compared to $21.9 million for fiscal year 2013, a decrease of approximately $1.5 million or 6.8%. Sugarcane contributed $18.2 million for fiscal year 2014 compared to $20.9 million for fiscal year 2013 due to a 20% decrease in price per net standard ton. Gross profit decreased by $6.6 million over fiscal year 2013 due to the decrease in price per net standard ton and the $2.3 million charge taken in the third quarter of fiscal year 2014 when entering into the USSC triple net lease.

Corporate general and administrative expenses for the year ended September 30, 2014 totaled $12.2 million compared to $9.7 million for fiscal year 2013, an increase of $2.5 million or 25.8%. This increase is primarily attributable to $2.6 million of costs incurred primarily related to the change in control of the Company and a $1.8 million increase in professional fees related to business development.

Balance Sheet and Liquidity

The Company had working capital of approximately $96.4 million and $48.3 million at September 30, 2014 and 2013, respectively. Cash provided by operating activities was $28.9 million for fiscal year 2014 as compared to $13.4 million during fiscal year 2013. Availability under the revolving line of credit was $60.0 million at September 30, 2014 and 2013. Due to the seasonal nature of our business, working capital requirements are typically greater in the first and fourth quarter of our fiscal year coinciding with our planting cycles. Cash flows from operating activities typically improve in our second and third fiscal quarters as we harvest our crops.

About Alico

Alico, Inc. (“Alico”) is an American agribusiness and land management company built for today’s world and known for its legacy of achievement and innovation in citrus, cattle and resource conservation. We own approximately 93,200 acres of land in seven Florida counties (Alachua, Collier, DeSoto, Glades, Hendry, Lee and Polk). Our principal lines of business are citrus groves, cattle ranching and conservation, and other operations which include rock mining. Our mission is to create value for our customers, clients and shareholders by managing existing lands to their optimal current income and total returns, opportunistically acquiring new agricultural assets and producing high quality agricultural products while exercising responsible environmental stewardship. Learn more about Alico (NASDAQ: ALCO) at www.alicoinc.com or follow Alico on Facebook and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, import and export of fresh product, increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investor Contact:

Mark Humphrey

Senior Vice President and Chief Financial Officer

(239) 226-2000

mhumphrey@alicoinc.com

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that Adjusted EBITDA is an important measure to evaluate our results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. Net income, which management considers being the most directly comparable financial measure calculated and presented in accordance with GAAP, is reconciled to Unaudited Adjusted EBITDA, as follows:

(in thousands)	Three Months Ended September 30,		Twelve Months Ended September 30,
	2014	2013	2014	2013

Net income	$3,566	$11,756	$8,050	$19,646
Interest expense, net	203	289	969	1,257
Income taxes	497	7,027	3,733	12,029
Depreciation and amortization	1,245	2,545	7,880	9,675

EBITDA	5,511	21,617	20,632	42,607
Change in control expenses	373	646	2,639	1,816
Sugarcane loss on sale of inventory	-	-	2,309	-
Gain on sale of real estate	(4,820)	(20,299)	(4,820)	(20,299)

Adjusted EBITDA	$1,064	$1,964	$20,760	$24,124

ALICO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2014	2013	2014	2013
Operating revenues:
Citrus Groves	$46	$25	$47,069	$43,689
Agricultural Supply Chain Management	52	700	12,376	28,412
Improved Farmland	987	238	20,429	21,917
Ranch and Conservation	6,217	5,490	8,172	6,755
Other Operations	240	213	634	888
Total operating revenue	7,542	6,666	88,680	101,661

Operating expenses:
Citrus Groves	250	45	30,213	31,533
Agricultural Supply Chain Management	232	1,063	12,317	27,949
Improved Farmland	369	158	21,356	16,202
Ranch and Conservation	3,460	3,418	4,330	3,798
Other Operations	95	173	374	505
Total operating expenses	4,406	4,857	68,590	79,987

Gross profit	3,136	1,809	20,090	21,674
Corporate general and administrative	3,824	3,214	12,234	9,739

Income (loss) from operations	(688)	(1,405)	7,856	11,935

Other (expense) income:
Interest and investment income, net	16	174	131	704
Interest expense	(203)	(289)	(969)	(1,257)
Gain on sale of real estate	4,820	20,299	4,820	20,299
Impairment of assets held for sale	—	—	—	—
Other (loss) income, net	118	4	(55)	(6)
Total other (expense) income, net	4,751	20,188	3,927	19,740

Income before income taxes	4,063	18,783	11,783	31,675
Income tax expense	497	7,027	3,733	12,029

Net income	3,566	11,756	8,050	19,646

Comprehensive income, net of tax effect	-	-	-	-

Comprehensive income	$3,566	$11,756	$8,050	$19,646

Weighted-average number of shares outstanding:
Basic	7,361	7,304	7,336	7,313
Diluted	7,361	7,379	7,354	7,357
Earnings per common share:
Basic	$0.49	$1.61	$1.10	$2.69
Diluted	$0.48	$1.60	$1.09	$2.67

Cash dividends declared per common share	$0.06	$0.20	$0.24	$0.36

ALICO, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share and per share amounts)

	September 30,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$ 30,779	$ 24,583
Investments	263	260
Accounts receivable, net	3,847	4,266
Inventories	19,929	29,403
Assets held for sale	56,681	-
Other current assets	573	1,283
Total current assets	112,072	59,795

Investment in Magnolia Fund	1,435	5,086
Investments, deposits and other non-current assets	1,933	1,991
Cash surrender value of life insurance	695	897
Property, buildings and equipment, net	87,432	131,071
Total assets	$ 203,567	$ 198,840

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 1,729	$ 1,729
Long-term debt, current portion	2,000	2,000
Accrued expenses	1,618	2,354
Income taxes payable	4,572	1,171
Dividend payable	442	1,461
Accrued ad valorem taxes	1,850	1,634
Other current liabilities	3,485	1,142
Total current liabilities	15,696	11,491

Long-term debt, net of current portion	32,000	34,000
Capital lease obligation, noncurrent	839	-
Deferred income taxes	5,739	6,584
Deferred retirement benefits, net of current portion	3,856	4,029
Total liabilities	58,130	56,104

Commitments and contingencies

Stockholders’ equity:
Preferred stock, no par value. Authorized 1,000,000 shares; issued and outstanding, none	-	-
Common stock, $1 par value; 15,000,000 shares authorized; 7,377,106 shares issued and 7,361,340 and 7,303,568 shares outstanding at September 30, 2014 and September 30, 2013, respectively	7,377	7,377
Additional paid in capital	3,742	9,496
Treasury stock at cost, 15,766 and 73,538 shares held at September 30, 2014 and September 30, 2013, respectively	(650)	(2,816)
Retained earnings	134,968	128,679
Total stockholders’ equity	145,437	142,736
Total liabilities and stockholders’ equity	$ 203,567	$ 198,840

ALICO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Fiscal Year Ended September 30,
	2014	2013	2012

Cash flows from operating activities:
Net income	$ 8,050	$ 19,646	$ 18,489
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,880	9,675	8,429
Non-cash gains and losses	202	(35)	(288)
Magnolia fund undistributed earnings	(163)	(658)	(59)
Deferred income tax (benefit) expense, net	(845)	9,062	6,005
Deferred retirement benefits	(173)	615	89
Gain on sale of property and equipment, net	(4,369)	(20,894)	(8,800)
Asset impairments	-	-	1,918
Stock based compensation	1,257	923	458
Changes in operating assets and liabilities:
Accounts receivable	419	(1,195)	(143)
Inventories	9,474	(2,113)	(4,917)
Accounts payable and accrued expenses	1,253	(3,727)	2,499
Income tax payable/receivable	3,401	2,014	(144)
Other	2,466	113	99
Net cash provided by operating activities	28,852	13,426	23,635

Cash flows from investing activities:
Purchases of property and equipment	(14,508)	(18,924)	(15,921)
Acquisition of Citrus business	(16,517)	-	-
Decrease (increase) in restricted cash	-	2,500	(2,500)
(Decrease) increase in real estate deposits	-	(2,500)	2,500
Proceeds from disposals of property and equipment	14,473	24,381	18,095
Return on investment in Magnolia	3,814	1,179	4,735
Proceeds from sales of investments	-	-	732
Collections of mortgages and notes receivable	10	35	37
Net cash provided by (used in) investing activities	(12,728)	6,671	7,678

Cash flows from financing activities:
Principal payments on notes payable	(2,000)	(3,900)	(3,279)
Borrowings on revolving line of credit	-	5,661	127,319
Repayments on revolving line of credit	-	(5,661)	(141,298)
Treasury stock purchases	(4,844)	(2,894)	(298)
Capital lease	(303)	-	-
Dividends paid	(2,781)	(2,048)	(1,765)
Net cash used in financing activities	(9,928)	(8,842)	(19,321)

Net increase in cash and cash equivalents	6,196	11,255	11,992
Cash and cash equivalents at beginning of period	24,583	13,328	1,336

Cash and cash equivalents at end of period	$ 30,779	$ 24,583	$ 13,328

Supplemental cash flow information:
Cash paid for interest, net of amount capitalized	$ 954	$ 1,048	$ 1,685
Cash paid for income taxes	$ 1,177	$ 952	$ 5,142